EXHIBIT 77C
FLAHERTY & CRUMRINE PREFERRED
INCOME
OPPORTUNITY FUND INCORPORATED
(the Fund)

	On April 21, 2006, the Fund held its Annual
Meeting of
Shareholders (the Meeting) for the following purposes: election of a Director of the Fund (Proposal 1) and approval of an amendment to the Funds Articles Supplementary Creating and
Fixing the Rights
 of the Money Market Cumulative Preferred Stock
(Articles
Supplementary) relating to the removal of the requirement that potential buyers of the Funds Money Market
Cumulative Preferred
 Stock execute a Master Purchasers Letter (Proposal
2).  All proposals
 were approved by the shareholders and the results of the voting are as follows:

Proposal 1: Election of Director.

Common Stock
David Gale
For: 9,710,869
Withheld: 144,678

Donald F. Crumrine, Morgan Gust, Karen H.
Hogan, and Robert F.
Wulf continue to serve in their capacities as Directors of the Fund.


Proposal 2: Amendment to the Articles
Supplementary relating to
the removal of the Master Purchasers Letter
Requirement

Common Stock
For: 9,566,627
Against: 133,518
Withheld: 155,402

Preferred Stock
For: 475
Against: 0
Withheld: 0